STOCKERYALE SELLS NORTH AMERICAN OPERATIONS TO COHERENT

Salem, N.H. — October __, 2009 — StockerYale, Inc. (OTCBB: STKR), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, medical and defense markets, today announced that it sold its North American operations for $15 million cash and the assumption of certain operating liabilities of the Montreal and Salem businesses.  As part of the transaction, the Company retired its senior debt, totaling $3.6 million, as well as its line of credit for $3.5 million.

The Company sold the assets of its Montreal, Canada laser module business and the specialty optical fiber division in Salem, New Hampshire to Coherent, Inc., one of the world’s leading designers and manufacturer of lasers.  The Company will continue to operate both StockerYale Ireland (SYI), which manufacturers LED systems based on its proprietary chip-on-board LED technology and Photonic Products, Ltd. (PPL), which distributes premium laser diodes and manufactures custom laser modules.  SYI and PPL represented approximately 47% of total Company revenues in 2008.

Mark W. Blodgett, Chairman & CEO of StockerYale, Inc. stated that “this transaction enables the Company to significantly reduce debt and focus its resources on growing both our LED systems and PPL businesses.  With increased focus, we are confident that we can improve both growth and profitability of these two businesses.”

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company's web site at www.stockeryale.com

About Coherent

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. For more information about Coherent, visit the Company's Web site at http://www.coherent.com/ for product and financial updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale's goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash balances may not be sufficient to allow StockerYale to meet all of its business goals; uncertainty that StockerYale's new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale's ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management's current expectations and are inherently uncertain. You should also refer to the discussion under "Factors Affecting Operating Results" in StockerYale's annual report on Form 10-K and the Company’s quarterly reports on Form 10-Q for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

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Investor Relations Contact:

Mark W. Blodgett
StockerYale, Inc.
603-898-8778
IRInfo@stockeryale.com